EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of RenovaCare, Inc. of our report dated March 20, 2015, on our audits of the consolidated financial statements of RenovaCare, Inc. and Subsidiaries as of December 31, 2014 and 2013, and for the years then ended, appearing in the Annual Report on Form 10-K of RenovaCare, Inc. for the year ended December 31, 2014. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

July 8, 2015